                             ARTICLES SUPPLEMENTARY

                    CLASSIFYING 2,000,000 SHARES OF PREFERRED
                       STOCK AS CLASS A SENIOR CUMULATIVE
                    CONVERTIBLE PREFERRED STOCK AND 2,000,000
                    SHARES OF EXCESS STOCK AS EXCESS CLASS A
                                 PREFERRED STOCK

                                       OF

                      LEXINGTON CORPORATE PROPERTIES, INC.


                  Pursuant to Section 2-105 of the Maryland General Corporation Law (the "M.G.C.L."), Lexington Corporate Properties, Inc., a corporation organized and existing under the M.G.C.L. (the "Corporation"), and having its principal office in the State of Maryland located at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.


          DOES HEREBY CERTIFY TO THE STATE DEPARTMENT OF ASSESSMENT AND
                           TAXATION OF MARYLAND THAT:

                  Pursuant to authority granted to and vested in the Board of Directors of the Corporation (the "Board") by the Charter of the Corporation (the "Charter"), and pursuant to the provisions of Section 2-105 of the M.G.C.L., the Board, at a meeting duly convened and held on December 30, 1996, adopted resolutions classifying 2,000,000 shares of Preferred Stock of the Corporation into a single series of Preferred Stock to be designated as "Class A Senior Cumulative Convertible Preferred Stock, par value $.0001 per share," and classifying 2,000,000 shares of Excess Stock of the Corporation into a single series of Excess Preferred Stock to be designated as "Excess Class A Preferred Stock, par value $.0001 per share," which resolution is as follows:


                  "RESOLVED that a series of Preferred Stock of this Corporation, to be designated "Class A Senior Cumulative Convertible Preferred Stock," be and hereby is created to consist of 2,000,000 shares, and that a series of Excess Preferred Stock of this Corporation to be designated "Excess Class A Preferred Stock," be and hereby is created to consist of 2,000,000 shares; and

                  FURTHER RESOLVED that the preferences, conversion or other rights, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption of each such series, shall be as follows:

                  Section 1. Preferred Shares -- Designation and Amount. The shares of such class of Preferred Stock shall be designated as "Class A Senior Cumulative Convertible Preferred Stock" and the number of shares constituting the series so designated shall be 2,000,000 (the "Preferred Shares").

                  Section 2.        Preferred Shares -- Dividends.

                  (a) General. Subject to Section 9, the Corporation shall pay in cash, when, as and if declared by the Board, out of funds legally available therefor as provided by Section 2-304 of the M.G.C.L and limited by Section 2-311 of the M.G.C.L. (the "Legally Available Funds"), dividends at the quarterly rate equal to the Applicable Dividend Rate (as defined below) per Preferred Share, per quarter. Such dividends shall be cumulative, shall be paid for each of the quarters ending March 30, June 30, September 30 and December 31 of each year, and shall be paid quarterly on each February 15, May 15, August 15 and November 15, with respect to the prior quarter, commencing May 15, 1997 (except that if such date is not a Business Day (as defined below), then such dividend will be payable on the next succeeding Business Day) to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared no more than thirty (30) days prior to the date fixed for payment thereof. Dividends shall begin to accrue and be cumulative from the date of issuance of such Preferred Share to and including the first to occur of
(i) the date on which the Liquidation Value (as defined herein) of such Preferred Share (plus all accrued and unpaid dividends thereon whether or not declared) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Preferred Share by the Corporation,
(ii) the last day of the quarter preceding the quarter in which such Preferred Shares are converted into shares of Common Stock hereunder if such date is after the record date for the Regular Quarterly Dividend (as defined herein) on the Common Stock for the quarter in which such conversion takes place, (iii) the last day of the quarter second preceding the quarter in which such Preferred Shares are converted into shares of Common Stock hereunder if such date is prior to the record date for the Regular Quarterly Dividend on the Common Stock for the quarter in which such conversion takes place, or (iv) the date on which such share is otherwise acquired and paid for by the Corporation.

                  (b) Cumulative Dividends. Each of such dividends shall be fully cumulative, to the extent not previously paid. Any accrued dividend that is not paid, or made available for payment, on the date set forth in Section 2(a) above shall accrue dividends at the Applicable Dividend Rate until such amount has been paid. Any dividend payment with respect to the Preferred Shares shall first be credited against any prior accrued and unpaid dividend. No dividends shall be set apart for or paid upon the Common Stock or any other shares of stock ranking junior in respect of dividends and distributions of assets upon liquidation to the Preferred Shares unless all such cumulative dividends on the Preferred Shares have been paid.

                  (c) Applicable Dividend Rate. With respect to any Preferred Share issued and outstanding, the "Applicable Dividend Rate" shall be the greater of (i) $0.295 per Preferred Share, per quarter, and (ii) the product of
1.05 and the per share quarterly dividend paid in that quarter in respect of the common stock, par value $.0001 per share, of the Corporation (the "Common Stock") (adjusted to reverse the effect of any event set forth in Section 7 that would require an adjustment to the Conversion Ratio (as defined herein)). The Applicable Dividend Rate shall be pro rated for the actual number of days in any partial quarter.

                  (d) Pro Rata Distribution. All dividends paid with respect to Preferred Shares pursuant to this Section 2 shall be paid pro rata in respect of each Preferred Share entitled thereto. In the event that the Legally Available Funds available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable with respect to Preferred Shares on any date on which the Board has declared the payment of a dividend or otherwise, the amount of any available surplus shall be allocated for the payment of dividends with respect to the Preferred Shares and any other shares of capital stock that are pari passu as to dividends pro rata based upon the amount of accrued and unpaid dividends of such shares of capital stock.

                  (e) Business Day. For purposes hereof, the term "Business Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

                  Section 3. Preferred Shares -- Certain Restrictions. Unless the dividends (including accrued and unpaid dividends in arrears whether or not declared) described above in Section 2, which pursuant to their terms should have been paid, have been paid in full or declared and set apart for payment, the Corporation shall be prohibited from paying dividends on, making any other distributions on, or redeeming or purchasing or otherwise acquiring for consideration any capital stock of the Corporation (without regard to its rank, either as to dividends or upon liquidation, dissolution or winding up). The Corporation shall not permit any subsidiary or subpartnership of the Corporation to purchase or otherwise acquire for consideration or make any payment with respect to any shares of capital stock of the Corporation if the Corporation is prohibited from purchasing or otherwise acquiring for consideration or making any payment with respect to such shares at such time and in such manner pursuant to the prior sentence, provided, however, that the Corporation shall not be prohibited from making a capital contribution of capital stock of the Corporation to any of its subsidiaries or subpartnerships or from issuing shares of Common Stock upon conversion of any operating partnership units or similar securities issued by any subsidiary or subpartnership.

                  Section 4.        Preferred Shares -- Voting Rights.

                  (a) General. Except as limited by law or as specifically provided herein, the holders of the Preferred Shares shall be entitled to vote or consent on all matters submitted to the holders of Common Stock, together with the holders of the Common Stock and the holders of any other classes or series of stock which are entitled to vote on such matter, as a single class and not as a separate class.

                  (b) Calculation of Votes. For the purposes of calculating the votes cast for a particular matter when voting or consenting pursuant to Section 4(a), each Preferred Share will entitle the holder thereof to one vote for each share of Common Stock into which such Preferred Share is convertible as provided in Section 7 herein as of the record date for such vote or consent or, if no record date is specified, as of the date of such vote or consent.

                  (c) Section 4(c) Directors. In addition to the other voting rights described herein, so long as Five Arrows Realty Securities L.L.C., an affiliate thereof, a successor in which the current members of Five Arrows Realty Securities L.L.C. own greater than a majority interest of such successor, or a member of Five Arrows Realty Securities L.L.C., is the holder of either (A) all of the outstanding Preferred Shares or (B) an amount of the voting securities of the Corporation which, if converted into shares of Common Stock, would exceed 7.5% of the outstanding Common Stock on a fully diluted basis (determined on the basis of then convertible, exercisable or exchangeable securities, warrants or options issued by the Corporation (such amount as set forth in clauses (A) and (B) above, the "Minimum Threshold"), then in each such case, (i) the number of directors constituting the Board shall be automatically increased by one (1) member and (ii) upon the occurrence of any of (x) the payment of the Regular Quarterly Dividend on the Common Stock for any quarter of less than $.28 per share (adjusted to reverse the effect of any event set forth in Section 7 that would require an adjustment to the Conversion Ratio (the "Dividend Reduction Default"), (y) the Corporation's ratio of its Consolidated EBITDA to its reported interest expense (as described in clause (2) under the definition of Consolidated EBITDA below) for each of three consecutive fiscal quarters was less than 1.25 to 1.00 (the "Earnings Default"), or (z) the Corporation fails to pay in full the quarterly dividend payable hereunder (whether or not declared) at any time in respect of the Preferred Shares (the "Dividend Payment Default"), then, in the case of any of the events described in clauses (x), (y), or (z), the Board shall be automatically increased by an additional one (1) member for an aggregate increase of two (2) directors pursuant to clauses (i) and (ii) of this Section 4(c). The position on the Board established pursuant to clause (i) of this Section 4(c) shall remain available until the Minimum Threshold is no longer satisfied and shall not be available at any time thereafter. The position on the Board established pursuant to clause (ii) of this Section 4(c) shall remain available until the earlier of (i) the date on which the Minimum Threshold fails to be satisfied and (ii) the Dividend Reduction/Earnings Cure (as defined herein). Any director elected pursuant to this section shall be deemed to have resigned upon the position created hereby not being available and shall promptly tender a written resignation if so requested.

                  The term "Regular Quarterly Dividend" means any cash dividend or dividends paid in any calendar quarter that do not in the aggregate exceed the Corporation's reported Funds From Operations (as defined by the National Association of Real Estate Investment Trusts prior to 1996) for the quarter relating to such dividend.

                  The term "Consolidated EBITDA" means the consolidated net income of the Corporation (before extraordinary income or gains) as reported in its Quarterly Report on Form 10-Q under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise furnished to holders of Preferred Shares pursuant to Section 4(m) increased (to the extent deducted in determining consolidated net income) by the sum of the following (without duplication):

                           (1) all income and state franchise taxes paid or
                  accrued according to Generally Accepted Accounting Principals ("GAAP") for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA),

                           (2) all interest expense paid or accrued in
                  accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount),

                           (3) depreciation and depletion reflected in such
                  reported net income,

                           (4) amortization reflected in such reported net
                  income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (2) above), and

                           (5) any other non-cash charges or discretionary
                  prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

                  (d) Section 4(d) Directors. If, at any time, (i) the rights granted pursuant to Section 4(c) shall no longer be available, (ii) any persons designated to serve on the Board pursuant to Section 4(c) shall have resigned as required by the terms of Section 4(c) and (iii) a Dividend Payment Default shall have occurred for three consecutive quarters, the number of directors constituting the Board shall be automatically increased by two (2) members. The position on the Board created pursuant to this Section 4(d) shall continue to be available until the earlier of (i) the date on which there are no Preferred Shares of the Corporation outstanding and (ii) the date on which the Dividend Payment Cure (as defined herein) is effected. Any director elected pursuant to this section shall be deemed to have resigned upon the position created hereby not being available and shall promptly tender a written resignation if so requested.

                  (e) Election of Preferred Directors. The holders of the Preferred Shares shall have the special right, voting separately as a single class, to elect as soon as practical, a director to fill each vacancy created pursuant to Section 4(c) or 4(d) and to elect their respective successors at each succeeding annual meeting of the Corporation thereafter at which such successor is to be elected. The director so elected from time to time in respect of clause (i) of Section 4(c) shall be referred to herein as the "Section 4(c)(i) Director." The director so elected from time to time in respect of clause (ii) of Section 4(c) shall be referred to herein as the "Section 4(c)(ii) Director." The directors so elected from time to time in respect of Section 4(d) shall be referred to herein as the "Section 4(d) Directors." As used herein, the term "Preferred Director" shall refer to each of the Section 4(c)(i) Director, the Section 4(c)(ii) Director or a Section 4(d) Director, as appropriate, and the term "Preferred Directors" shall refer to all such directors.

                  (f) Classification of Board. Each vacancy created upon the Board from time to time pursuant to clause (i) or (ii) of Section 4(c) or
Section 4(d), as the case may be, shall if the Corporation shall have a classified board of directors, be apportioned among the classes of directors in nearly as equal a number as possible.

                  (g) Cure. Upon the occurrence of a Dividend Reduction Default or an Earnings Default, the same shall be deemed to continue to exist until such time as (the "Dividend Reduction/Earnings Cure") (i) the Regular Quarterly Dividend paid in the immediately preceding quarter on the Common Stock shall be greater than $.28 per share (adjusted to reverse the effect of any event set forth in Section 7 that would require an adjustment to the Conversion Ratio),
(ii) the Corporation reports for the prior three consecutive fiscal quarters that the ratio of its Consolidated EBITDA to its reported interest expense (as described in clause (2) under the definition of Consolidated EBITDA above) for each such quarter was greater than 1.25 to 1.00, and (iii) all accrued and unpaid dividends, whether or not declared, on the Preferred Shares have been paid or made available for payment. Upon the occurrence of the Dividend Payment Default, the same shall be deemed to continue and exist until (the "Dividend Payment Cure") such time as the earlier to occur of (i) none of the Preferred Shares shall remain outstanding and (ii) all accrued and unpaid dividends, whether or not declared, on the Preferred Shares have been paid or made available for payment.

                  (h) Board Committees. The 4(c)(i) Director shall be designated as a member of every committee of the Board.

                  (i) Voting Procedures. At each meeting of the stockholders of the Corporation at which the holders of the Preferred Shares shall have the right to vote as a single class, as provided in this Section 4, the presence in person or by proxy of the holders of record of a majority of the total number of Preferred Shares then outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such stockholders as a class. At any such meeting or adjournment thereof, (x) the absence of a quorum of holders of Preferred Shares shall not prevent the election of directors other than the

Preferred Directors, and the absence of a quorum of the holders of any other class or series of stock for the election of such other directors shall not prevent the election of any Preferred Directors by the holders of the Preferred Shares, and (y) in the absence of a quorum of the holders of the Preferred Shares, a majority of the holders present or by proxy shall, subject to applicable law, have the power to adjourn the meeting after all other business has been conducted from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

                  (j) Vacancy. In case any vacancy shall occur among the Preferred Directors such vacancy shall be filled by the vote of holders of a majority of the Preferred Shares, voting as a single class, present and voting, in person or by proxy, at a special meeting of such stockholders called for that purpose.

                  (k) Written Consent. Notwithstanding the foregoing, any action required or permitted to be taken by holders of Preferred Shares at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent, in writing, setting forth the action so taken, shall be signed by the holders of Preferred Shares who would have been sufficient to approve such action at a meeting duly held and shall be executed and delivered to the Secretary of the Corporation for placement among the minutes of proceedings of the stockholders of the Corporation.

                  (l) Restrictions. So long as any Preferred Shares of the Corporation are outstanding, without the consent of the holders of at least a majority of the Preferred Shares at the time outstanding, given in person or by proxy, at a meeting called for that purpose at which the holders of the Preferred Shares shall vote separately as a class, or by the unanimous consent in writing of all of the holders of the Preferred Shares, the Corporation may not (i) effect or validate the amendment, alteration or repeal of any provision of these Articles Supplementary, (ii) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation which would adversely effect the rights of the holders of the Preferred Shares as such, (iii) other than as required to maintain the status of the Corporation as a real estate investment trust (or to prevent the Company from becoming a Pension-held REIT) as described in Section 856 of the Internal Revenue Code of 1986, as amended, effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation which would increase in any respect the restrictions or limitations on ownership applicable to the Preferred Shares pursuant thereto, (iv) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation or By-Laws of the Corporation in a manner which would make the right to indemnification provided to any present or future Preferred Director materially different from that provided to other members of the Board, (v) other than the 2,000,000 Preferred Shares authorized herein, issue Preferred Shares (or a series of preferred stock that would vote as a class with the Preferred Shares with respect to the election of any Preferred Director) or shares of stock ranking senior or equal to the Preferred Shares (as to dividends or upon liquidation, dissolution or winding up), or (vi) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation or By-Laws of the Corporation so as to increase the number of members of the Board beyond twelve (12) members (not including any Preferred Directors). Nothing in this Section 4(l) shall prevent the Corporation from (i) issuing any shares of stock of the Corporation which rank junior (as to dividends and upon liquidation, dissolution or winding up) to the Preferred Shares upon such terms as the Board shall authorize from time to time, (ii) changing the domicile of the Corporation, or (iii) changing the Corporation's form from a corporation to a statutory business trust.

                  (m) Reports. The Corporation shall mail to each holder of record of Preferred Shares, at such holder's address in the records of the Corporation, within 45 days after the end of the first three fiscal quarters of each fiscal year and within 90 days after the end of each fiscal year, its financial reports for such fiscal period in such form and containing such independent accountants report as set forth under the rules of the Securities and Exchange Commission (the "Commission") (together with the report of the Corporation's independent accountants with respect to such fiscal period) irrespective of whether the Corporation is then required to file reports under such rules; provided, however, that (i) such independent accountants report need only be provided in connection with the fiscal year end report and (ii) in the event that the Corporation has duly filed a Form 12b-25 under the Exchange Act with the Commission in respect of any financial report, the Corporation may provide such financial report to the holders of the Preferred Shares within the time period specified by Rule 12b-25 under the Exchange Act.

                  (n) Compensation. Except to the extent that the Board may otherwise determine hereafter, the Preferred Directors shall not be entitled to receive any compensation, in cash or kind, in connection with their service as a director of the Corporation; provided, that, the indemnification or insurance provided by the Corporation to its directors shall not be deemed "compensation" for these purposes.

                  Section 5.        Preferred Share -- Redemption.

                  (a) General. Subject to Section 8, the Corporation may, at its option, to the extent it shall have Legally Available Funds therefor, redeem all (but not less than all) of the outstanding Preferred Shares, at any time on or after the date which is the fifth anniversary of the original date of issuance of Preferred Shares.

                  (b) Notice. The option of the Corporation to redeem the Preferred Shares pursuant to this Section 5 shall be exercised by mailing of a written notice of election by the Corporation to the holders of the Preferred Shares at such holder's address appearing in the records of the Corporation, which notice shall be sent at least 30 days prior to the date specified therein for the redemption of the Preferred Shares. Such notice shall state, at a minimum, the date on which such redemption shall occur and the last date on which such holder can exercise the conversion rights provided for in Section 7 herein (the "Final Conversion Date").

                  (c) Conversion. During the period beginning on the date on which each holder of the Preferred Shares receives such a written notice of election pursuant to subsection (b) above and ending on the thirtieth day following the mailing of such notice, each holder of the Preferred Shares may exercise its rights pursuant to Section 7 herein.

                  (d) Redemption Price. On the redemption date specified in the redemption notice (which shall not be less than 30 days after the mailing of such notice), the Corporation shall be required, unless such holder of Preferred Shares has exercised its rights pursuant to subsection (c) above, to purchase from such holder of Preferred Shares (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share), such Preferred Shares, at a price equal to the product of (i) $12.50 per share plus accrued and unpaid dividends (whether or not declared and accrued through, but not including, the date of payment for redemption or the date payment is made available for payment to the holder thereof), plus a premium equal to the following percentage of $12.50:

Redemption Occurs
On or After                But Prior to                   % Premium
-----------                ------------                   ---------
December 31, 2001          December 31,                     6.0
                           2003
December 31, 2003          December 31,                     5.0
                           2005
December 31, 2005          December 31,                     4.0
                           2007

Redemption Occurs
On or After                But Prior to                   % Premium
-----------                ------------                   ---------
December 31, 2007          December 31,                     3.0
                           2009
December 31, 2009          December 31,                     2.0
                           2010
December 31, 2010          December 31,                     1.0
                           2011
December 31, 2011                                           0.0


and (ii) the number of Preferred Shares held by such holder to be redeemed (the "Redemption Price").

                  (e) Dividends. No Preferred Share is entitled to any dividends accruing thereon after the date on which the payments provided by and in accordance with Section 5(d) are paid or made available for payment to the holder thereof. On such date all rights of the holder of such Preferred Share shall cease, and such Preferred Share shall not be deemed to be outstanding.

                  (f) In addition to the redemption provisions set forth in this
Section 5, if a Change of Control occurs, the Corporation will have the right to redeem the Preferred Shares as provided in Section 8(a).

                  Section 6. Preferred Shares -- Liquidation, Dissolution or Winding Up.

                  (a) Liquidation Payment. In the event of any liquidation, dissolution or winding up of the Corporation, then out of the assets of the Corporation before any distribution or payment to the holders of shares of capital stock of the Corporation ranking junior to the Preferred Shares (as to dividends or upon liquidation, dissolution or winding up), the holders of the Preferred Shares shall be entitled to be paid $12.50 per share (the "Liquidation Value") plus accrued and unpaid dividends whether or not declared (or a pro rata portion thereof with respect to fractional shares); provided, however, that if such liquidation, dissolution or winding up of the Corporation occurs in connection with or subsequent to a Change of Control (as defined in Section 8), then the holders of the Preferred Shares shall be entitled to be paid the Put Payment (as defined herein). Except as provided in this Section 6, the holders of the Preferred Shares shall be entitled to no other or further distribution in connection with such liquidation, dissolution or winding up. A merger or consolidation alone, in which the Corporation is a constituent party, shall not be deemed to be a liquidation, dissolution or winding up hereunder; provided that (i) the Corporation is the surviving entity of such merger or consolidation and (ii) the Preferred Shares shall not have been adversely affected thereby. Additionally, a transaction, the sole purpose of which is that the

Corporation is seeking to change its domicile or to change its form from a corporation to a statutory business trust shall not be deemed to be a liquidation, dissolution or winding up hereunder.

                  (b) Pro Rata Distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Preferred Shares shall be insufficient to permit payment in full to such holders the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Preferred Shares shall be distributed among and paid to the holders of Preferred Shares, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                  Section 7. Preferred Shares -- Conversion.

                  (a) Conversion Rights. Subject to and upon compliance with the provisions of this Section 7, a holder of Preferred Shares shall have the right, at such holders' option, at any time to convert all or a portion of such shares into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the number of Preferred Shares being converted by the Conversion Ratio (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 7) and by surrendering to the Corporation such Preferred Shares to be converted. Such surrender shall be made in the manner provided in Section 7, paragraph (b); provided, however, that the right to convert any Preferred Shares called for redemption pursuant to Section 5 shall terminate at the close of business on the Final Conversion Date, unless the Corporation shall default in making payment of any cash payable upon such redemption under Section 5 hereof. The Conversion Ratio with respect to any Preferred Shares will initially be equal to 1, subject to adjustment as described below.

                  (b)      Manner of Conversion.
                           (i) In order to exercise the conversion right, the
holder of each Preferred Share to be converted shall surrender to the Corporation the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, accompanied by written notice to the Corporation that the holder thereof elects to convert such Preferred Shares. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Preferred Shares are registered, each Preferred Share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney.

                           (ii) Holders of Preferred Shares shall be entitled on
the date of conversion of any Preferred Shares to receive all accumulated and unpaid dividends provided for pursuant to Section 2.

                           (iii) As promptly as practicable after the surrender
of certificates of Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Preferred Shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7 and shall pay the amounts provided under
Section 7(b)(ii).

                           (iv) Each conversion shall be deemed to have been
effected immediately prior to the close of business on the date on which certificates for Preferred Shares have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Ratio in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such conversion shall have been deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                  (c) Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Preferred Shares. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Preferred Shares, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price (as defined herein) of Common Stock on the Trading Day (as defined herein) immediately preceding the date of conversion. If more than one Preferred Share shall be surrendered for conversion at one time by the share holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so surrendered.

                  (d) Adjustment of Conversion Ratio. The Conversion Ratio shall be adjusted from time to time as follows:

                           (i) If the Corporation shall, while any Preferred
Shares are outstanding, (A) pay a dividend or make a distribution with respect to its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day next following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                           (ii) If the Corporation shall, while any Preferred
Shares are outstanding, issue rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by multiplying (I) the Conversion Ratio in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination (without giving effect to such issuance) and (B) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Current Market Price, and the denominator of which shall be the sum of
(A) the number of Shares of Common Stock outstanding on the close of business on the date fixed for such determination (without giving effect to such issuance) and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors.

                           (iii) If the Corporation shall distribute to all
holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (excluding Regular Quarterly Dividends and excluding distributions referred to in (i) above) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case each holder of Preferred Shares shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of such Securities that it would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such distribution or related record date, as the case may be.

                           (iv) Distribution of Cash. In case the Corporation
shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding Regular Quarterly Dividends), each holder of Preferred Shares shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of any such distribution that it would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such distribution or related record date, as the case may be.

                           (v) No adjustment in the Conversion Ratio shall be
required unless such adjustment would require a cumulative increase or decrease of at least .5%; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Ratio for (x) the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan, (y) the issuance of contingent rights issued pursuant to a stockholders' rights plan adopted by the Corporation pursuant to which the acquisition by any third party of a specified percentage of Common Stock triggers the exercisability of such rights to purchase Common Stock, for so long as no event has occurred triggering such rights to exercise or the issuance of shares of Common Stock upon conversion of currently outstanding operating partnership units, and (z) the issuance of Common Stock or options to purchase Common Stock pursuant to an employee benefit plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Ratio, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

                  (e) Adjustment of Conversion Ratio Upon Certain Transactions. If the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all shares of Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which subparagraph (d) of this Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof) of another corporation, each Preferred Share that is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person or (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this paragraph (e) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Preferred Shares that will contain provisions enabling the holders of the Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Ratio in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

                  (f) Notice of Certain Events. If:

                           (i) the Corporation shall declare a dividend (or any
other distribution) on the Common Stock (other than the Regular Quarterly Dividend); or

                           (ii) the Corporation shall authorize the granting to
the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                           (iii) there shall be any reclassification of the
Common Stock (other than any event to which subparagraph (d)(i) of this Section 7 applies) or any consolidation or merger to which the

Corporation is a party and for which approval of any shareholders of the Corporation is required, or a statutory share exchange, or self tender offer by the Corporation for all or substantially all of its outstanding shares of Common Stock or the sale or transfer of all or substantially all of the assets of the Corporation as an entity; or

                         (iv) there shall occur the involuntary liquidation,
dissolution or winding up of the Corporation, then, in each such case, the Corporation shall cause to be mailed to the holders of Preferred Shares, at the address as shown on the stock records of the Corporation, as promptly as possible, but at least 15 Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

                  (g) Notice of Adjustment of Conversion Ratio. Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Ratio to the holders of the Preferred Shares at such holders' last address as shown on the stock records of the Corporation.

                  (h) Timing of Adjustment. In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of Preferred Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this
Section 7.

                  (i) No Duplication of Adjustments. There shall be no adjustment of the Conversion Ratio in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Ratio pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

                  (j) Other Adjustments to Conversion Ratio. If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that would materially adversely affect the conversion rights of the holders of the Preferred Shares or the value of such conversion rights, the Conversion Ratio for the Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

                  (k) Reservation, Validity, Listing and Securities Law Compliance With Respect to Shares of Common Stock.

                           (i) The Corporation covenants that it will at all
times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Preferred Shares, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Preferred Shares not therefore converted. Before taking any action which would cause an adjustment in the Conversion Ratio such that Common Stock issuable upon the conversion of Preferred Shares would be issued below par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Ratio.

                           (ii) The Corporation covenants that any shares of
Common Stock issued upon the conversion of the Preferred Shares shall be validly issued, fully paid and non-assessable.

                           (iii) The Corporation shall endeavor to list the
shares of Common Stock required to be delivered upon conversion of the Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

                           (iv)     Prior to the delivery of any securities that
the Corporation shall be obligated to deliver upon conversion of the Preferred Shares, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority.

                  (l) Transfer Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (m) Certain Defined Terms. The following definitions shall apply to terms used in this Section 7:

                  (1) Current Market Price. For the purpose of any computation under this Section 7, the Current Market Price per share of Common Stock on any date in question shall be deemed to be the average of the daily closing prices for the five consecutive Trading Days immediately preceding such date in question; provided, however, that if another event occurs that would require an adjustment pursuant to subsection (f) through (j), inclusive, the Board may make such adjustments to the closing prices during such five Trading Day period as it deems appropriate to effectuate the intent of the adjustments in this Section 7, in which case any such determination by the Board shall be set forth in a resolution of the Board and shall be conclusive.

                  (2) "Trading Day" shall mean a day on which Preferred Shares are traded on the national securities exchange or quotation system used to determine the closing price.

                  Section 8. Preferred Shares -- Change of Control, Put Option and REIT-Put Option.

                  (a) In addition to the redemption provisions of Section 5, if on or before December 31, 2001, an event or transaction will result in a Change of Control (as defined herein), the Corporation may, at its option, to the extent it shall have Legally Available Funds therefor, redeem all (but not less than all) of the outstanding Preferred Shares on the date of such Change of Control. The right of the Corporation to redeem the Preferred Shares pursuant to this Section 8(a) shall be exercised by mailing a written notice of election by the Corporation to the holders of Preferred Shares at such holder's address appearing in the records of the Corporation, to the extent practicable, not less than 30 days prior to the date of the Change of Control. During the period beginning on the date such notice is mailed and ending on the date seven days prior to the date of such Change of Control, each holder of Preferred Shares may exercise its right to convert pursuant to Section 7 herein (which exercise shall, unless otherwise indicated, be conditioned upon the occurrence of the specified Change of Control). On the date of the Change of Control, the Corporation shall be required, unless such holder of Preferred Shares has exercised its right to convert pursuant to the prior sentence, to purchase from such holder of Preferred Shares (upon surrender by such holder at the Corporation's principal office of the certificate representing such share), such Preferred Shares, at a price equal to the product of (i) $13.75 plus accrued and unpaid dividends (accrued through the date of payment for redemption or the date such payment is made available) and (ii) the number of Preferred Shares held by such holder to be redeemed. No Preferred Share is entitled to any dividends accruing after the date on which the payment for such share is paid or made available for payment to the holder thereof.

                  (b) If a Change of Control or Put Event occurs each holder of Preferred Shares will have the right to require that the Corporation, to the extent the Corporation shall have Legally Available Funds therefor, to redeem such holder's Preferred Shares at a redemption price payable in cash in an amount equal to 102% of the Liquidation Value thereof, plus accrued and unpaid dividends whether or not declared, if any (the "Put Payment"), to the date of redemption or the date payment is made available (the "Put Date"), pursuant to the offer described in subsection (d) below (the "Put Offer"). Upon the expiration of the Put Offer holders of Preferred Shares shall have no further right to require the Corporation to redeem such holder's Preferred Shares unless and until another Change of Control or Put Event occurs.

                  (c) If a REIT-Put Event occurs each holder of Preferred Shares will have the right to require that the Corporation, to the extent the Corporation shall have Legally Available Funds therefor, to redeem such holder's Preferred Shares at a redemption price payable in cash in an amount equal to the greater of (i) 110% of the Liquidation Value thereof, plus accrued and unpaid dividends whether or not declared, if any, (ii) 105% of the Current Market

Price (as defined in Section 7(m), plus accrued and unpaid dividends whether or not declared, if any, and (iii) the difference between the 52-Week Trading High and $12.50, plus accrued and unpaid dividends whether or not declared, if any (any of (i), (ii) or (iii), the "REIT-Put Payment"), to the date of redemption or the date payment is made available (the "REIT-Put Date"), pursuant to the offer described in subsection (d) below (the "REIT-Put Offer"). Upon the expiration of the REIT-Put Offer holders of Preferred Shares shall have no further right to require the Corporation to redeem such holder's Preferred Shares unless and until another REIT-Put Event occurs. "52-Week Trading High" means, for any date, the highest per share closing price of the Common Stock for the 52-calendar week period immediately preceding such date

                  (d) Within 15 days following the Corporation becoming aware that an event has occurred that has resulted in any Change of Control, Put Event or REIT-Put Event, the Corporation shall mail a notice to each holder of Preferred Shares, at such holder's address appearing in the records of the Corporation, stating (i) that a Change of Control, Put Event or REIT-Put Event, as applicable, has occurred and that such holder has the right to require the Corporation to redeem such holder's Preferred Shares in cash, (ii) the date of redemption (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (iii) the redemption price for the redemption, and (iv) the instructions determined by the Corporation, consistent with this subsection, that a holder must follow in order to have its Preferred Shares redeemed.

                  (e) On the Put Date or the REIT-Put Date, as applicable, the Corporation will, to the extent lawful, accept for payment Preferred Shares or portions thereof tendered pursuant to the Put Offer or the REIT-Put Offer, as applicable, and pay an amount equal to the Put Payment or the REIT-Put Payment, as applicable, in respect of all Preferred Shares or portions thereof so tendered. The Corporation shall promptly mail to each holder of Preferred Shares to be redeemed payment in an amount equal to the redemption price for such Preferred Shares.

                  (f) Notwithstanding anything else herein, to the extent they are applicable to any Change of Control Offer, the Corporation will comply with
Section 14 of the Exchange Act and the provisions of Regulation 14D and 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly

                  (g) "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 30% of the aggregate outstanding voting power of capital stock of the Corporation; (ii) other than with respect to the election, resignation or replacement of the Preferred Directors, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of 66 2/3% of the directors of the Corporation (excluding Preferred Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; and (iii)
(A) the Corporation consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of their respective assets (including, but not limited to, real property investments) to any individual or entity, or (B) any corporation consolidates with or merges into the Corporation, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting capital stock of the Corporation is reclassified or changed into or exchanged for cash, securities (unless the holders of the exchanged securities of the Corporation immediately prior to such transaction hold immediately after such transaction at least a majority of the securities into which such exchange was made) or other property; provided, however, that the events described in clause (iii) shall not be deemed to be a Change of Control if the sole purpose of such event is that the Corporation is seeking to change its domicile or to change its form from a corporation to a statutory business trust.

                  (h) "Put Event" means each occurrence of the Corporation ceasing to be engaged primarily in the business of owning and managing triple net leased properties directly, or through subsidiaries, as carried on as of the date hereof and described in the Corporation's Annual Report on Form 10-K as filed with the Commission for the year ended December 31, 1995.

                  (i) "REIT-Put Event" means each occurrence of either of (i) the Corporation fails to qualify as a real estate investment trust as described in Section 856 of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by the holders of Preferred Shares; (ii) the Corporation becomes a "Pension-held REIT" as defined in Section 856(h)(3)(D) of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by holders of Preferred Shares.

                  Section 9. Preferred Shares -- Ownership Limitations.

                  (a) (1) For the purposes of this Section 9, the following terms shall have the following meanings:

         "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings:

         "Beneficiary" shall mean a beneficiary of the Trust as determined pursuant to Section 9(b)(5).

         "Board of Directors" shall mean the Board of Directors of the Corporation.

         "By-Laws" shall mean the By-Laws of the Corporation.

         "Capital Stock" shall mean stock that is Common Stock, Excess Stock or Preferred Stock, if any.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Constructive Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

         "Equity Stock" shall mean Common Stock and Preferred Stock in the aggregate.

         "Market Price" on any date shall mean, with respect to the Common Stock, the average of the daily market price for ten consecutive trading days immediately preceding the date. The market price for each such trading day shall be determined as follows: (A) if the Common Stock is listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Corporation; (B) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Corporation; or (C) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Corporation, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the Market Price of the Common Stock shall be determined by the Corporation acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

         "Ownership Limit" shall mean 9.8% of the value of the outstanding Equity Stock of the Corporation.

         "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer that results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock if such transfer had been valid under Section 9(a)(2).

         "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

         "Restriction Termination Date" shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

         "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or the disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

         "Trust shall mean the trust created pursuant to Section 9(b)(1).

         "Trustee" shall mean the Corporation, acting as trustee for the Trust, or any successor trustee appointed by the Corporation.

                           (2)(A) Except as provided in Section 9(a)(9), prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the Ownership Limit; (B) except as provided in Section 9(a)(9), prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; (C) except as provided in Section 9(a)(9), prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock's being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; and (D) prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation's being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

                           (3)(A) If, notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 9(a)(9), such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure); and (B) if, notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Corporation to be "closely held" within the meaning of
         Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the transfer or change in capital structure.

                           (4) If the Board of Directors or its designees at any time determine in good faith that a transfer has taken place in violation of Section 9(a)(2) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 9(a)(2), the Board of Directors or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer, provided, however, that any Transfers or attempted Transfers in violation of Section 9(a)(2) shall be void ab initio and automatically result in the conversion described in Section 9(a)(3), irrespective of any action (or non-action) by the Board of Directors or its designees.

                           (5) Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 9(a)(2), or any Person who is a transferee such that Excess Stock results under Section 9(a)(3), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such transfer or attempted transfer on the Corporation's status as a REIT.

                           (6) Prior to the Restriction Termination Date: (A) every Beneficial Owner or Constructive Owner of 5.0% or more (during any periods in which the number of such Beneficial Owners or Constructive Owners exceeds 1,999) or of more than 1% (during any periods in which the number of such Beneficial Owners or Constructive Owners is less than 2,000), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit; and
         (B) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                           (7) Nothing contained in this Section 9 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                           (8) In the case of an ambiguity in the application of any of the provisions of Section 9(a), including any definition contained in Section 9(a)(1), the Board of

         Directors shall have the power to determine the application of the provisions of Section 9(a) with respect to any situation based on the facts known to it.

                           (9) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, in each case provided that the restrictions contained in Section 9(a)(2)(C) and/or Section 9(a)(2)(d) will not be violated, may exempt a Person from the Ownership Limit.

                           (10) Legend. Each Preferred Share shall bear the following Legend:

                  The shares of preferred stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may, without the consent of the Corporation, (1) Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the value of the outstanding Equity Stock of the Corporation; or (2) Beneficially Own Equity Stock that would result in the Corporation's being "closely held" under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's Charter, as the same may be further amended from time to time, a copy of which including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the shares of Equity Stock represented hereby will be automatically converted for shares of Excess Stock which will be held in trust by the Corporation.

                  (b) (1) Upon any purported Transfer that results in Excess Stock pursuant to Section 9(a)(3), such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to
         Section 9(b)(5). Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in Section 9(b)(5). The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 9(b)(5).

                           (2) Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Equity Stock have been converted for Excess Stock shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock.

                           (3) Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to Article SIXTH of the Charter, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding. The Corporation, as holder of the Excess Stock in trust or, if the Corporation has been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation.

                           (4) The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by the General Corporation Laws of the State of Maryland).

                           (5)(A) Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of its interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (such as through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically converted to an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the Beneficiary of the interest in the Trust designated by the Purported Record Transferee as described above if such Equity Stock would not be Excess Stock in the hands of such Beneficiary. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer, and the Corporation must have waived in writing its purchase rights under Section 9(b)(6); (B) notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under Section 9(b)(5)(A), such Purported Beneficial Transferee shall pay, or cause the Beneficiary of the interest in the Trust to pay, such excess to the Corporation.

                           (6) Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the General Corporation Laws of the State of Maryland, the Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transfer that resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 9(a)(5).

                  (c) Nothing contained in this Section 9 or in any other provision of the Charter shall limit the authority of the Board of Directors to take such other action as it, in its sole discretion, deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a qualified REIT under the Code.

                  (d) If any of the foregoing restrictions on transfer of Excess Stock are determined to be void, invalid or unenforceable by any court of competent jurisdiction, the Purported Beneficial Transferee may be deemed, at the option of the Board of Directors, to have acted as an agent of the Corporation in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Corporation.

                  (e) Nothing in this Section 9 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange.

                  Section 10.       Miscellaneous.

                  (a) Exchange or Market Transactions. Nothing in Section 9 or this Section 10 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. However, as set forth in Section 9 or this Section 10 certain transactions may be settled by providing shares of Excess Stock.

                  (b) Severability. If any provision of Section 9 or this
Section 10 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

                  (c) Waiver. The Corporation shall have authority at any time to waive the requirements that Excess Stock be issued or be deemed outstanding or that the Corporation repurchase Preferred Shares in accordance with the provisions of Section 9 if the Corporation determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Stock or the fact that such Excess Stock is deemed to be outstanding, or any such repurchase, would not jeopardize the status of the Corporation as a REIT for federal income tax purposes.

                  (d) Mailings. All mailings shall be made by overnight United States mail or by another overnight courier service.

                  IN WITNESS WHEREOF, LEXINGTON CORPORATE PROPERTIES, INC. has caused its corporate seal to be hereunto affixed and these Articles Supplementary to be signed by its Treasurer and Chief Financial Officer, Antonia
G. Trigiani and attested by its Secretary, Paul R. Wood, this __th day of January, 1997.


                                            LEXINGTON CORPORATE PROPERTIES,
                                            INC.


                                            By:   /s/ Antonia G. Trigiani
                                                --------------------------------
                                                   Name: Antonia G. Trigiani
                                                   Title:  Treasurer and Chief
                                                           Financial Officer



                  THE UNDERSIGNED, Secretary of Lexington Corporate Properties, Inc. who executed on behalf of said corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certify that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof or otherwise required to be verified under oath are true in all material respects, under the penalties of perjury.



By:     /s/ Paul R. Wood
     ---------------------------
        Name: Paul R. Wood
        Title:   Secretary


Corporate Seal